LOAN AGREEMENT

                                     between

                              CORESTATES BANK, N.A.

                                       and

                     NUTRITION MANAGEMENT SERVICES COMPANY,

                              THE COLLEGEVILLE INN
                       CONFERENCE & TRAINING CENTER, INC.

                                       and

                            APPLE FRESH FOODS LIMITED

                          Dated as of December 26, 1996
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                                TABLE OF CONTENTS

Article                                                                     Page
-------                                                                     ----

I.      Definitions.......................................................   1

II.     Credit Accommodations.............................................   7
        2.1       The Revolving Credit....................................   7
        2.2       Term Loans..............................................   9
        2.3       First Term Loan.........................................  10
        2.4       Second Term Loan........................................  10
        2.5       Third Term Loan.........................................  11
        2.6       Prepayment and Repayment................................  11
        2.7       Loan Account............................................  12
        2.8       Payments and Computations...............................  12
        2.9       Existing Documents Superseded...........................  12
        2.10      Requirements of Law.....................................  12

III. Representations and Warranties of the Borrowers......................  13
        3.1       Corporate Existence; Authorization......................  13
        3.2       Compliance with Laws and Other Agreements...............  14
        3.3       No Conflict; Governmental Approvals.....................  14
        3.4       Financial and Other Information Regarding
                   Borrowers..............................................  14
        3.5       Taxes...................................................  15
        3.6       Encumbrances and Guaranties.............................  15
        3.7       Material Adverse Changes................................  15
        3.8       Margin Securities.......................................  15
        3.9       ERISA...................................................  15
        3.10      Pending Litigation......................................  16
        3.11      Valid, Binding and Enforceable..........................  16
        3.12      Environmental Matters...................................  16
        3.13      No Untrue Statements....................................  17
        3.14      Subsidiaries............................................  17
        3.15      Priority of Security Interests..........................  17

IV.     Conditions Precedent to the Bank's Obligations....................  18
        4.1       Documents to be Delivered by the Borrowers
                   at Closing.............................................  18
        4.2       Conditions Precedent to Making Loans....................  19

V.      Affirmative Covenants of the Borrowers............................  19
        5.1       Use of Proceeds.........................................  19
        5.2       Financial Statements....................................  19
        5.3       Ordinary Course of Business; Records....................  20
        5.4       Information for the Bank................................  20
        5.5       Insurance...............................................  21
        5.6       Maintenance.............................................  21
        5.7       Taxes...................................................  21
        5.8       Leases..................................................  22
        5.9       Corporate Existence; Certain Rights; Laws...............  22
        5.10      Notice of Litigation or Other Proceedings...............  22
        5.11      Indebtedness............................................  22


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        5.12      Notice of Events of Default.............................  22
        5.13      ERISA...................................................  22
        5.14      Deposit Accounts........................................  23
        5.15      Management..............................................  23
        5.16      Financial Covenants.....................................  23
        5.17      Compliance with Environmental Laws......................  23
        5.18      Asset Purchase..........................................  23
        5.19      Further Actions.........................................  24
        5.20      Release of Liens........................................  24

VI.     Negative Covenants................................................  25
        6.1       Fundamental Corporate Changes...........................  25
        6.2       Merger, Consolidation, Business Acquisitions............  25
        6.3       Indebtedness............................................  25
        6.4       Guaranties..............................................  26
        6.5       Sales and Lease-Backs...................................  26
        6.6       Loans, Investments......................................  26
        6.7       Change in Business......................................  27
        6.8       Sale or Discount of Receivables.........................  27
        6.9       ERISA...................................................  27
        6.10      Restricted Payments.....................................  27
        6.11      Compliance with Federal Reserve Board
                   Regulations............................................  27

VII. Events of Default....................................................  28
        7.1       Borrowers' Failure to Pay...............................  28
        7.2       Breach of Covenants or Conditions.......................  28
        7.3       Defaults in Other Agreements............................  28
        7.4       Agreements Invalid......................................  28
        7.5       False Warranties; Breach of Representations.............  29
        7.6       Judgments...............................................  29
        7.7       Bankruptcy or Insolvency of the Borrowers...............  29
        7.8       Change in Control.......................................  30

VIII.   Remedies..........................................................  30
        8.1       Further Advances; Acceleration; Setoff..................  30
        8.2       Further Remedies; Confession of Judgment................  30

IX.     Miscellaneous.....................................................  31
        9.1       Remedies Cumulative; No Waiver..........................  31
        9.2       Notices.................................................  31
        9.3       Costs, Expenses and Attorneys' Fees.....................  33
        9.4       Survival of Covenants...................................  33
        9.5       Counterparts; Effectiveness.............................  33
        9.6       Headings................................................  33
        9.7       Payment Due On A Day Other Than a Business Day..........  33
        9.8       Judicial Proceedings....................................  33
        9.9       Governing Law...........................................  34
        9.10      Integration.............................................  34
        9.11      Amendment and Waiver....................................  34
        9.12      Successors and Assigns..................................  34
        9.13      Severability of Provisions..............................  35
        9.14      Consent to Jurisdiction and Service of Process..........  35
        9.15      Indemnification.........................................  35


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                                 LOAN AGREEMENT

             THIS LOAN AGREEMENT ("Agreement"), dated as of December 26, 1996, is between CORESTATES BANK, N.A., a national banking association (the "Bank"), and NUTRITION MANAGEMENT SERVICES COMPANY, a Pennsylvania corporation ("Nutrition Management"), THE COLLEGEVILLE INN CONFERENCE & TRAINING CENTER, INC. a Pennsylvania corporation ("Collegeville"), and APPLE FRESH FOODS LIMITED, a Pennsylvania corporation ("Apple Fresh"; together with Collegeville and Nutrition Management, the "Borrowers" and individually, a "Borrower").

                                   BACKGROUND

             Nutrition Management and the Bank are parties to a Loan Agreement dated July 13, 1993, as amended on March 10, 1995 (the "Existing Loan Agreement") pursuant to which the Bank extended a revolving credit to Nutrition Management in the amount of $2,900,000, a term loan in the amount of $3,200,000 and a term loan in the amount of $500,000, and a promissory note dated November 16, 1994 in the amount of $395,000, (the "Existing Loans"), as evidenced by promissory notes of Nutrition Management to the Bank in the aggregate amount of $6,995,000 (the "Existing Notes"; together with the Existing Loan Agreement, and all other documents and instruments executed in connection therewith, the "Existing Loan Documents").

             Pursuant to the terms hereof, the Borrowers under this Agreement have requested the Bank to provide the Borrowers with a new revolving credit facility in the amount of $4,000,000 and to refinance the other Existing Loans in replacement of the Existing Loan Documents, and the Bank is willing to do so on the terms and subject to the conditions set forth herein.

                                    ARTICLE I

                                   DEFINITIONS

             Terms used herein without definition that are defined in the Uniform Commercial Code shall have the meanings ascribed to them therein, unless the context requires otherwise. The following terms shall have the following meanings in this Agreement:

             "Account" shall have the meaning given to that term in the Uniform Commercial Code and, in addition, shall include any right to payment for goods sold or leased or services rendered which is evidenced by an instrument or chattel paper.

             "Adjusted Prime Rate" shall mean (i) the Prime Rate plus one-half of one percent (0.50%) until the Bank receives the Borrowers' financial statements for the fiscal year ending June 30, 1997 and (ii) for the twelve months commencing on the first day of the month after the Bank's receipt of such statements and


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for every twelve month period thereafter, the interest rate for the ensuing fiscal year shall be based on the Borrowers' Consolidated Debt Service Coverage Ratio (as defined in Schedule 5.16 hereto) as follows:

                    Consolidated
             Debt Service Coverage Ratio                 Adjusted Prime Rate

             <1.00:1.00                                       Prime + .75%
              1.00:1.00 through 1.15:1.00                     Prime + .375%
             >1.15:1.00                                       Prime


             "Affiliate" shall mean any Subsidiary of any Borrower and any Person or entity that, now or hereafter, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common ownership or control with any Borrower. For purposes of this definition, the terms "control," "controls" and "controlled" shall refer to the power to determine the management or policies of a Person, whether resulting from an official position or capacity with such Person, direct or indirect beneficial ownership of at least twenty percent (20%) of the voting securities or other equity interests of such Person, or otherwise.

             "Agreement" shall mean this agreement, together with all exhibits, amendments, modifications and supplements hereto.

             "Apple Fresh" shall have the meaning given such term in the initial paragraph of this Agreement.

             "Asset Purchases" shall have the meaning set forth in Section 2.1(a) of this Agreement.

             "Assignment of Agreement" shall mean that agreement dated March 10, 1995, as amended on the date hereof, together with all amendments, modifications, exhibits, and schedules thereto as may be in effect from time to time.

             "Bank" shall have the meaning specified in the initial paragraph of this Agreement, together with its successors and assigns.

             "Borrowers" shall have the meaning set forth in the initial paragraph of this Agreement, together with their successors and assigns, and "Borrower" shall mean any one of such Borrowers.

             "Business Day" shall mean any day upon which the Bank is open for business at its main office in Philadelphia, Pennsylvania.


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             "Capital Lease" shall mean any lease of property which, in accordance with GAAP, should be capitalized on the lessee's balance sheet.

             "Capital Lease Obligation" shall mean the amount of the liability which, according to GAAP, should be capitalized or disclosed with respect to a Capital Lease.

             "Closing" shall mean the execution and delivery to the Bank of all of the documents and instruments required by the terms of Section 4.1 of this Agreement.

             "Closing Date" shall mean the date on which the Closing takes place.

             "Code" shall mean the Internal Revenue Code of 1986, as amended.

             "Collateral" shall mean any property in which the Bank is granted a security interest or mortgage.

             "Collegeville" shall have the meaning set forth in the initial paragraph of this Agreement.

             "Default" shall mean any fact, condition or event which with the giving of notice or lapse of time, or both, would be an Event of Default.

             "Default Rate" shall mean the Adjusted Prime Rate plus two percent (2%).

             "Encumbrance" shall mean, as to any Person, any mortgage, lien, pledge, charge, security interest or other similar encumbrance in or on, or any interest or title of any vendor, lessor, lender to, or other secured party of the Person under any conditional sale or other title retention agreement or Capital Lease with respect to, any property or asset of the Person.

             "Environmental Laws" shall mean the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
{{ 9601, et. seq., the Federal Resource Conservation and Recovery
Act, 42 U.S.C. {{ 6901 et. seq., the Hazardous Materials Transportation Act, 49 U.S.C. {{ 1801, et. seq., all other federal, state and local environmental or health laws applicable to each Borrower or its business, operations or assets now or hereafter enacted, and all rules, regulations, orders and publications adopted or promulgated pursuant thereto from time to time.

             "ERISA" shall mean the Federal Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.


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             "Escrow Security Agreement" shall mean the agreement between
Nutrition Management as debtor and the Bank as secured party, dated the same date as this Agreement, by which Nutrition Management shall, subject to the terms thereof, grant security interests in certain of its assets to the Bank, together with all amendments, modifications, exhibits, and schedules thereto as may be in effect from time to time.

             "Event of Default" shall have the meaning set forth in Article VII of this Agreement.

             "Existing Loan Documents" shall have the meaning set forth in the preamble of this Agreement.

             "Financial Statements" shall have the meaning set forth in Section 3.4(a) of this Agreement.

             "First Term Loan" shall have the meaning given such term in Section
2.3 of this Agreement.

             "First Term Note" shall have the meanings given such term in
Section 2.3 of this Agreement.

             "GAAP" shall mean generally accepted accounting principles, as in effect at the time of application to the provisions hereof.

             "Guaranty" shall mean any guaranty or agreement to be a surety or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), with respect to any obligation of another Person.

             "Hazardous Materials" shall mean all materials of any kind which are flammable, explosive, toxic, radioactive or otherwise hazardous to animal or plant life or the environment, including, without limitation, "hazardous wastes," "hazardous substances" and "contaminants," as such terms are defined by Environmental Laws.

             "Indebtedness" shall mean any obligation for borrowed money, including, without limitation: (a) any obligation owed for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased or assets constructed in the ordinary course of business; and (b) any Capital Lease Obligation.

             "Judgment" shall have the meaning set forth in Section 7.6 of this Agreement.

             "Loan Account" shall have the meaning given such term in Section
2.4 of this Agreement.


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             "Loan Documents" shall mean this Agreement, the Notes, the Security
Agreement, the Mortgage, the Escrow Security Agreement, the Assignment of Agreement and all agreements, amendments, certificates, financing statements, schedules, reports, notices, and exhibits now or hereafter executed or delivered in connection with any of the foregoing, as may be in effect from time to time, including, without limitation, any documents delivered to the Bank pursuant to
Section 5.18 of this Agreement in connection with Collateral.

             "Loans" shall mean the Revolving Credit Loans and the Term Loans, the First Term Loan, the Second Term Loan and the Third
Term Loan.

             "Mortgage" shall mean that Mortgage, Assignment of Leases and Security Agreement from Collegeville to the Bank, dated the same date of this Agreement, together with all amendments, modifications, exhibits and schedules thereto as may be in effect from time to time.

             "Non-Approval Loan" shall have the meaning given such term in
Section 2.1(a) of this Agreement.

             "Notes" shall mean the Revolving Credit Note and Term Loan Notes, if any, the First Term Note, the Second Term Note, the Third Term Note, and all replacements, amendments, extensions and renewals thereof.

             "Nutrition Management" shall have the meaning given such term in the initial paragraph of this Agreement.

             "Obligations" shall mean the obligations of the Borrowers:(a) to pay the principal, interest, commitment fees and any other liabilities of the Borrowers to the Bank under this Agreement and the other Loan Documents in accordance with the terms thereof;(b) to satisfy all of the other liabilities of any of Borrowers to the Bank under any agreement in existence between the Bank and any Borrower on the date hereof, whether now existing or hereafter incurred, whether or not evidenced by any note or other instrument, matured or unmatured, direct, absolute or contingent, joint or several, including any extensions, modifications, renewals thereof and substitutions therefor;(c) to repay the Bank all amounts advanced by the Bank hereunder on behalf of the Borrowers, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgagors or lienors, or for taxes, levies, insurance, rent, wages, repairs to or maintenance or storage of any Collateral; and (d) to reimburse the Bank, upon request, for all of the Bank's expenses and costs payable under Section 9.3 hereof.

             "PBGC" shall mean the Pension Benefit Guaranty
Corporation.


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             "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court or governmental or political subdivision or agency thereof.

             "Prime Rate" shall mean the floating annual rate of interest that is publicly announced from time to time by the Bank as the "Prime Rate" and is used by the Bank as a reference base with respect to interest rates charged to borrowers. The determination and statement of the Prime Rate shall not in any way preclude the Bank from making loans to other borrowers at rates which are higher or lower than the Prime Rate.

             "Revolving Credit" shall mean the revolving credit from the Bank to the Borrowers established pursuant to Section 2.1 of this Agreement.

             "Revolving Credit Commitment" shall have the meaning set forth in
Section 2.1 of this Agreement.

             "Revolving Credit Loans" shall mean the loans made by the Bank to the Borrowers pursuant to the Revolving Credit.

             "Revolving Credit Note" shall have the meaning set forth in Section
2.1 of this Agreement, together with all replacements, amendments and renewals thereof.

             "Second Term Loan" shall have the meaning given such term in
Section 2.4 of this Agreement.

             "Second Term Note" shall have the meaning given such term in
Section 2.4 of this Agreement.

             "Security Agreement" shall mean the agreement between Collegeville and Apple Fresh as debtor and the Bank as secured party, dated the same date as this Agreement, by which each of Collegeville and Apple Fresh shall, subject to the terms thereof, grant security interests in certain of its assets to the Bank, together with all amendments, modifications, exhibits, and schedules thereto as may be in effect from time to time.

             "Subsidiary" shall mean, as to any designated corporation, any corporation, the outstanding shares of which having sufficient voting power (not depending on the happening of a contingency) to elect at least a majority of the members of its board of directors, are at the time owned by the designated corporation.

             "Term Loans" and "Term Loan" shall have the meaning given such term in Section 2.2(a) of this Agreement.

             "Term Loan Note" shall have the meaning set forth in Section 2.2(c) of this Agreement.


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             "Termination Date" shall have the meaning set forth in Section 2.1 of this Agreement.

             "Third Term Loan" shall have the meaning given such term in Section
2.5 of this Agreement.

             "Third Term Note" shall have the meaning given such term in Section
2.5 of this Agreement.

             "Uniform Commercial Code" shall mean the Uniform
Commercial Code of Pennsylvania as codified at 13 Pa. C.S.A. {101 et seq., as in effect on the date of this Agreement.


                                   ARTICLE II

                              CREDIT ACCOMMODATIONS

             2.1 The Revolving Credit. The Bank shall make available to the Borrowers, commencing on the Closing Date, a Revolving Credit in the maximum principal amount of $4,000,000 (the "Revolving Credit Commitment"), upon the terms and conditions set forth herein.

                      (a) Advances. At any time and from time to time during the period commencing on the Closing Date and ending on December 31, 1998 (the "Termination Date"), upon the request of the Borrowers, the Bank shall provide to the Borrowers a loan or loans to be used by the Borrowers for (i) working capital and/or (ii) the acquisition of existing contracts or lines of business directly related to the food service operations of the Borrowers whether by the purchase of assets or stock or by merger, consolidation or a similar transaction (the "Asset Purchases", each an "Asset Purchase"). As a condition to making any Revolving Credit Loan for an Asset Purchase, the Borrowers shall deliver to the Bank at least thirty (30) Business Days prior to the proposed requested funding date all documentation required by the Bank for its review and written approval with respect to any Asset Purchase as set forth in Section 5.18 of this Agreement, provided however, the Borrowers shall be permitted to borrow two advances up to $1,500,000 each for Asset Purchases without the prior written approval of the Bank (each, a "Non-Approval Loan"). At any time cumulative advances under the Revolving Credit for Asset Purchases exceed $1,000,000, the Borrowers shall be required to convert such advances to a Term Loan in accordance with Section 2.2 of this Agreement. The Bank shall not be required to make a Non-Approval Loan under the Revolving Credit for the purpose of financing an Asset Purchase more than thirty (30) days after payment has been made by the Borrowers for such Asset Purchase.


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             The Borrowers may use the Revolving Credit during the period referred to in the preceding sentence by borrowing, repaying and reborrowing in accordance with the terms of this Agreement. The aggregate outstanding principal under the Revolving Credit at any time shall not exceed the Revolving Credit Commitment. If, at any time, the aggregate outstanding principal under the Revolving Credit exceeds the Revolving Credit Commitment, then, without any requirement of demand or notice from the Bank, the Borrowers shall immediately pay to the Bank the amount of such excess.

             On or before December 31, 1997, and on or before each successive December 31, thereafter, if applicable, the Bank shall notify the Borrowers of the Bank's decision, in its sole discretion, to extend the Termination Date of the Revolving Credit for one year or to terminate the Revolving Credit on the then existing Termination Date. Upon notice to the Borrowers by the Bank of its decision to extend the Termination Date for one year and the written acceptance by the Borrowers, the Borrowers shall execute, upon request of the Bank, all such documents required by the Bank for the extension of such Termination Date. Upon the Termination Date, unless the same has been extended by written agreement between the Bank and the Borrowers, the Bank's commitment to make Revolving Credit Loans shall terminate, all Revolving Credit Loans shall immediately mature, and all Obligations under the Revolving Credit shall be immediately due and payable in full, except to the extent that the Borrowers shall have exercised the right under this Agreement to convert such Loans to one or more Term Loans pursuant to Section 2.2 hereof. The aggregate outstanding principal of all Revolving Credit Loans and Term Loans extended by the Bank in accordance with Section 2.2 hereof at any time shall not exceed Four Million Dollars ($4,000,000). The Revolving Credit shall be subject to review and, at the sole discretion of the Bank, renewal by the Bank on or before the Termination Date.

                      (b) Interest. Subject to Section 2.2(b) hereof, interest shall accrue on the aggregate outstanding principal under the Revolving Credit at an annual rate equal at all times to the Adjusted Prime Rate and shall be payable monthly on the first day of each month, commencing February 1, 1997, and shall change simultaneously and automatically upon any change in the Prime Rate.

                      (c) Revolving Credit Note. The obligations of the Borrowers to repay the aggregate outstanding principal under the Revolving Credit and to pay accrued interest thereon to the Bank shall be evidenced by a promissory note, in form and substance satisfactory to the Bank, to be executed and delivered to the Bank concurrently with the execution and delivery of this Agreement (the "Revolving Credit Note").


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                      (d) Unused Commitment Fee. In addition to the interest
payable by the Borrowers to the Bank in respect of the Revolving Credit, the Borrowers shall pay to the Bank on a quarterly basis beginning April 1, 1997, a fee equal to one-half of one percent (.50%) per annum on the amount, if any, by which the average Revolving Credit Loans during a calendar quarter, including any Term Loans, are less than $4,000,000. Such fee shall be computed for the actual number of days elapsed and on the basis of a year of 360 days, and shall be payable quarterly in arrears as billed by the Bank.

             2.2      Term Loans.

                      (a) Generally. Subject to the terms and conditions of this Agreement, at any time or times on or before notification to the Borrowers by the Bank of the Bank's election to not extend the Termination Date, and provided no Default or Event of Default shall exist under this Agreement, the Borrowers shall have the right to request a loan for a term of years for an Asset Purchase or to convert all or a part of the outstanding principal balance of any Revolving Credit Loan made in connection with an Asset Purchase under the Revolving Credit into a loan for a term of years ("Term Loan"). The Borrowers shall not be permitted to request a Term Loan hereunder that would be a Non-Approval Loan more than thirty (30) days after payment has been made by the Borrowers for such Asset Purchase. The Borrowers may exercise their right of conversion by giving the Bank notice thereof not less than ten Business Days prior to the date on which such conversion is requested to take effect. The maximum term which the Borrowers may elect pursuant to such right of conversion shall be the lesser of (i) five years, or (ii) the weighted average number of years over which GAAP permits the purchased contracts to be amortized. The Borrowers shall repay the outstanding principal balance of each Term Loan in approximately equal consecutive monthly installments of principal commencing on the first day of the first calendar month of the term thereof and continuing throughout the entire term thereof in accordance with the provisions of each respective Term Loan Note.

                      (b) Interest. Interest shall accrue on the outstanding principal of each Term Loan at the Adjusted Prime Rate. Interest shall be payable monthly on the first day of each month together with each payment of principal, in accordance with the terms of each Term Loan Note, and shall change simultaneously and automatically upon any change in the Prime Rate. Upon request of the Borrowers, made concurrently with any request for a Term Loan, the Bank shall quote a fixed rate of interest, if available, for any Term Loan which the Borrowers may elect in lieu of the Adjusted Prime Rate.

                      (c) Term Loan Notes. The obligations of the Borrowers to repay the aggregate outstanding principal of each Term Loan and to pay accrued interest thereon to the Bank shall be evidenced by a separate promissory note, substantially in the form of Exhibit 2.2(c) hereto, to be executed and delivered to the Bank on the Conversion Date with respect to such Term Loan (each such note, a "Term Loan Note" and collectively, the "Term Notes").

             2.3      First Term Loan.

                      (a) Generally. The Bank shall make available to the Borrowers on the Closing Date a term loan (the "First Term Loan") in the amount of $773,671.47, for the purpose replacing the existing note under the Existing Loan Documents dated July 13, 1993. The Borrowers shall repay the outstanding principal of the First Term Loan in fourteen (14) equal, consecutive, monthly installments of $53,333.33 each on the fifth day of each month beginning January 5, 1997, and a final installment of all remaining principal on March 5, 1998.

                      (b) Interest. Interest shall accrue on the outstanding principal of the First Term Loan at an annual rate equal to seven and one-half percent (7.5%) and shall be payable monthly on the first day of each month beginning January 5, 1997.

                      (c) First Term Note. The obligations of the Borrowers to repay the aggregate outstanding principal under the First Term Loan and to pay accrued interest thereon shall be evidenced by a promissory note, in form and substance satisfactory to the Bank, to be executed and delivered to the Bank concurrently with the execution and delivery of this Agreement (the "First Term Note").

             2.4      Second Term Loan.

                      (a) Generally. The Bank shall make available to the Borrowers on the Closing Date a term loan (the "Second Term Loan") in the amount of $281,249.93 for the purpose of replacing the existing note under the Existing Loan Documents dated March 10, 1995. The Borrowers shall repay the outstanding principal of the Second Term Loan in twenty-six (26) equal, consecutive, monthly installments of $10,416.67 each, on the tenth day of each month beginning January 10, 1997, and a final installment of all remaining principal on March 10, 1999.

                      (b) Interest. Interest shall accrue on the outstanding principal of the Second Term Loan at an annual rate equal to nine and one-half percent (9.50%) and shall be payable monthly on the first day of each month beginning January 10, 1997.

                      (c) Second Term Note. The obligations of the Borrowers to repay the aggregate outstanding principal under the First Term Loan and to pay accrued interest thereon shall be evidenced by a promissory note, in form and substance


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

satisfactory to the Bank, to be executed and delivered to the Bank concurrently with the execution and delivery of this Agreement (the "Second Term Note").

             2.5      Third Term Loan.

                      (a) Generally. The Bank shall make available to the Borrowers on the Closing Date a term loan,(the "Third Term Loan") in the amount of $131,666.72, for the purpose of replacing the existing note under the Existing Loan Documents dated November 16, 1994. The Borrowers shall repay the outstanding principal of the Third Term Loan in eleven (11) equal, consecutive, monthly installments of $10,972.22 each, on the first day of each month beginning January 1, 1997, and a final installment of all remaining principal on December 1, 1997.

                      (b) Interest. Interest shall accrue on the outstanding principal of the Third Term Loan at an annual rate equal to eight and one-half percent (8.50%) and shall be payable monthly on the first day of each month beginning January 1, 1997.

                      (c) Third Term Note. The obligations of the Borrowers to repay the aggregate outstanding principal under the Term Loan and to pay accrued interest thereon shall be evidenced by a promissory note, in form and substance satisfactory to the Bank, to be executed and delivered to the Bank concurrently with the execution and delivery of this Agreement (the "Third Term Note").

             2.6 Prepayment and Repayment. The Borrowers may make a prepayment of principal of any Loan accruing interest at the Adjusted Prime Rate at any time without penalty. Prepayment of any amounts of principal of any Loan bearing interest at a fixed rate shall not be permitted unless accompanied by the following prepayment premium equal to the amount, if any, by which the aggregate present value of scheduled principal and interest payments eliminated by the prepayment exceeds the principal amount being prepaid. Said present value shall be calculated by application of a discount rate determined by Bank in its reasonable judgment to be the yield-to-maturity at the time of prepayment on U.S. Treasury securities having a maturity which most closely approximates the final maturity date of the principal balance then outstanding. The determination of the foregoing prepayment premium by the Bank shall be final, binding and conclusive upon the Borrower, except to the extent of any manifest error in computation or transmission. All prepayments of the Loans shall be accompanied by the payment of accrued interest on the amount of such prepayment to the date thereof. Subject to the above prepayment premium, the Borrowers may make payments and prepayments of the Loans in whole or in part at any time and from time to time upon notification to the Bank not later than 10:00 a.m. Philadelphia time one Business Day prior to the date of the proposed prepayment. Each such notice shall set forth (i) the date, which shall be a Business Day, on which the proposed prepayment is to be made; (ii) to which Loan such prepayment is to be applied; and (iii) the total amount of such prepayment which shall be in the amount equal to the lesser of the entire remaining principal balance of the Loan, or $500,000 or a multiple thereof. Such notice, once given to the Bank, shall be irrevocable.


             2.7 Loan Account. The Bank shall maintain on its books the account or accounts previously established by the Borrowers with the Bank (collectively, the "Loan Account") to which it shall charge all Loans to or for the benefit of the Borrowers pursuant to the terms of this Agreement, including, without limitation, all advances to the Borrowers under the Revolving Credit and the proceeds of all Term Loans, and to which it shall credit, in accordance with the terms hereof, each payment made by the Borrowers. The records of the Bank with respect to the Loan Account shall be presumed to correctly evidence the outstanding principal balance of all Loans under this Agreement, except to the extent that the Borrowers prove any error in such records.

             2.8 Payments and Computations. All amounts payable by the Borrowers to the Bank under this Agreement or the Notes shall be paid directly to the Bank in immediately available funds at the address of the Bank set forth in Section
9.2 hereof or at such other address of which the Bank shall give notice to the Borrowers pursuant to Section 9.2 hereof. All computations of interest hereunder shall be made by the Bank on the basis of a year of 360 days for the actual number of days elapsed. All payments under each of the Notes shall be applied first to the payment of interest due and payable thereunder and then to the reduction of the outstanding principal balance thereof.

             2.9 Existing Documents Superseded. On the Closing Date, the Existing Loan Documents shall be superseded by this Agreement, the Notes and the other instruments evidencing or securing the Loans as provided for in this Agreement, except that the security interests granted thereunder shall be continued by the Loan Documents executed on the date hereof and that Nutrition Management hereby agrees that the Assignment of Agreement dated March 10, 1995 shall be hereby deemed amended to provide security for the obligations under the Loan Documents executed on the date hereof.

             2.10 Requirements of Law. In the event that after the date hereof, any change in any law, regulation or treaty or in the interpretation or application thereof or compliance by the Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality:

                      (a) subjects or shall subject the Bank to any tax of any kind whatsoever with respect to this Agreement, the Loans made hereunder or changes the basis of taxation of payments to the Bank of principal, commitment fee, interest or any other amount payable hereunder (except for changes in taxes on or measured by the overall net income of the Bank);

                      (b) imposes, modifies or holds or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement in respect of this Agreement or the Loans (or any category of assets or extensions of credit in which this Agreement and the Loans are included) against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Bank, which reserve, special deposit, compulsory loan or similar requirement is not otherwise included in determination of the interest rate hereunder;

                      (c) imposes or shall impose on the Bank any other condition;

and the result of any of the foregoing is to, directly or indirectly, increase the cost to the Bank of making renewing or maintaining advances or extensions of credit or to reduce any amount receivable thereunder for the category of Loans made under this Agreement then, in any such case, the Borrowers shall promptly pay the Bank, upon its request, any additional amounts necessary to compensate the Bank for such additional cost or reduced amount receivable. If the Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrowers of the event by reason of which it has become so entitled. The good faith determination as to any additional amounts payable pursuant to the foregoing sentence by the Bank shall be conclusive in the absence of manifest error.


                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

             In order to induce the Bank to execute and deliver this Agreement and to make the Loans available to the Borrowers, each Borrower represents and warrants to the Bank that, as of the date hereof:

             3.1 Corporate Existence; Authorization. Each Borrower is duly incorporated, organized and existing and in good standing in the state of its incorporation set forth on Schedule 3.1 of this Agreement, and is duly qualified as a foreign corporation and authorized to do business in all other jurisdictions wherein the nature of its business or property makes such qualification necessary, and has the corporate power to own its properties and to carry on its business as now conducted. The execution, delivery and performance of this Agreement and the Loan Documents have been duly authorized by all necessary corporate proceedings on the part of each Borrower.

             3.2 Compliance with Laws and Other Agreements. Each Borrower is in compliance in all material respects with all laws, rules, regulations, judgments, decrees, orders, agreements and requirements which affect in any material way the Borrower, its assets or the operation of its business and no Borrower has received, and has no knowledge of, any order or notice of any governmental investigation or of any violation or claim of violation in any material respect of any law, regulation, judgment, decree, order, agreement, or other governmental requirement.

             3.3 No Conflict; Governmental Approvals. The execution, delivery, and performance of this Agreement and each of the Loan Documents will not (i) conflict with, violate, constitute a default under, or result in a breach of any provision of any applicable law, rule, regulation, judgment, decree, order, instrument or other agreement, or (ii) conflict with or result in a breach of any provision of the certificate or articles of incorporation or by-laws of any Borrower. No authorization, permit, consent or approval of or other action by, and no filing, registration or declaration with, any governmental authority or regulatory body is required to be obtained or made by any Borrower for the due execution, delivery and performance of this Agreement or any of the Loan Documents, except such as have been duly obtained or made prior to the Closing Date and are in full force and effect as of the Closing Date (copies of which have been delivered to the Bank on or before the Closing Date).

             3.4      Financial and Other Information Regarding Borrowers.

                      (a) The Borrowers have delivered to the Bank true, correct and complete copies of the consolidated balance sheet of Nutrition Management and its subsidiaries as of September 30, 1996, and related statements of income and cash flows for the period then ended. Those financial statements ("Financial Statements") present fairly the consolidated financial position of Nutrition Management and its subsidiaries as of September 30, 1996 and the consolidated results of the operations of the Borrower and its subsidiaries for the period then ended in conformity with GAAP.

                      (b) The Borrowers have no Indebtedness other than as shown in the most recent Financial Statements.

                      (c) No Borrower has any "investment" (as such term is defined under GAAP), whether by stock purchase, capital contribution, loan, advance, purchase of property or otherwise, in any Person, other than as shown in the Financial Statements.

             3.5 Taxes. To the best knowledge of the Borrowers, none of the Borrowers is delinquent in payment of any income, property or other tax paid on a normal and customary on-going basis, except for any delinquency in the payment of a tax which is contested in good faith by the Borrowers and for which appropriate reserves have been established in accordance with GAAP.

             3.6      Encumbrances and Guaranties.

                      (a) All properties and assets of each Borrower are owned by such Borrower free and clear of all Encumbrances except (i) those for taxes or other government charges either not yet delinquent or the nonpayment of which is permitted by Section 3.5 of this Agreement; (ii) those not arising in connection with Indebtedness that do not materially impair the use or value of the properties or assets of the Borrower in the conduct of its businesses; (iii) Encumbrances whose release and termination is evidenced by the Borrowers delivery to the Bank of appropriate documents on the Closing Date; (iv) Encumbrances permitted by the Loan Documents; and (v) Encumbrances set forth on
Schedule 6.3 of this Agreement.

                      (b) None of the Borrowers is obligated under any Guaranty, except in favor of the Bank.

             3.7 Material Adverse Changes. Since September 30, 1996, there has not been any material adverse change in the business, operations, properties or financial position of any Borrower. None of the Borrowers knows of any fact (other than matters of a general economic or political nature) which materially adversely affects, or, so far as any Borrower can now reasonably foresee, will materially adversely affect, the business, operations, properties or financial position of any Borrower or the performance by any Borrower of its obligations under this Agreement and the other Loan Documents.

             3.8 Margin Securities. None of the assets of the Borrowers include any "margin securities" within the meaning of Regulations G or U of the Board of Governors of the Federal Reserve System (12 C.F.R. 207, 221), and none of the Borrowers have any present intention of acquiring any margin security.

             3.9 ERISA. The provisions of each employee benefit plan as defined in Section 3(3) of ERISA ("Plan") maintained by each Borrower complies in all material respects with all applicable requirements of ERISA and of the Code, and with all applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No reportable event, as defined in Section 4043 of ERISA, has occurred with respect to any Plan; no Plan to which Section 4021 of ERISA applies has been terminated; no Plan has incurred any liability to PBGC as provided in Section 4062, 4063 and 4064 of ERISA; no Plan has been involved in any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code; and there are no unfunded liabilities with respect to any Plan which are not disclosed in the Financial Statements. None of the Borrowers has any Plan subject to ERISA.

             3.10 Pending Litigation. There are no actions, suits, proceedings or investigations pending, or, to the knowledge of any Borrower, threatened against or affecting any Borrower, before any court, arbitrator or administrative or governmental body which, in the aggregate, might adversely affect any action taken or to be taken by any Borrower under this Agreement and the other Loan Documents or which, in the aggregate, might materially adversely affect the business, operations, properties or financial position of any Borrower, or the ability of any Borrower to perform its obligations under this Agreement and the other Loan Documents.

             3.11 Valid, Binding and Enforceable. This Agreement and the Loan Documents have been duly and validly executed and delivered by the parties thereto (other than the Bank) and constitute the valid and legally binding obligations of such parties enforceable in accordance with their respective terms, except as enforcement of this Agreement and the other Loan Documents may be limited by bankruptcy, insolvency, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors' rights and except as enforcement is subject to general equitable principles.

             3.12     Environmental Matters.

                      (a) To the best of each Borrower's knowledge, each Borrower has performed all of its obligations under, has obtained all necessary approvals, permits, authorizations and other consents required by, and is not in material violation of, any Environmental Laws.

                      (b) No Borrower has received any notice, citation, summons, directive, order or other communication, written or oral, from, and no Borrower has knowledge of the filing or giving of any such notice, citation, summons, directive, order or other communication by, any governmental or quasi-governmental authority or agency or any other Person concerning the presence, generation, treatment, storage, transportation, transfer, disposal, release or other handling of any Hazardous Materials within, on, from, related to, or affecting any real property owned or occupied by any Borrower.

                      (c) To the best of each Borrower's knowledge, after reasonable inquiry, no real property owned or occupied by any Borrower has ever been used, either by any Borrower or any of its predecessors in interest, to generate, treat, store, transport, transfer, dispose of, release or otherwise handle any Hazardous Material, in violation of any applicable Environmental Laws.

                      (d) To the best of each Borrower's knowledge, after due inspection, there are no Hazardous Materials within, on or under any real property owned or occupied by any Borrower in violation of any applicable Environmental Laws.

             3.13 No Untrue Statements. Neither this Agreement, the Loan Documents nor any other document, certificate or statement furnished or to be furnished by any Borrower or by any other party to the Bank in connection herewith, to the best knowledge of any Borrower, contains, or at the time of delivery will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.

             3.14 Subsidiaries. Nutrition Management owns no shares of stock or other equity interest, directly or indirectly, in any Person, other than Collegeville and Apple Fresh, and up to $100,000 of equity interests in any other Person. The Subsidiaries own no shares of stock or other equity interest, directly or indirectly, in any Person. After the Closing, the Borrowers shall own no stock or other equity interest in any Person, other than as provided above in this paragraph and as otherwise permitted to be acquired under the terms of this Agreement.

             3.15 Priority of Security Interests. Collegeville and Apple Fresh represent and warrant that the Security Agreement, upon the filing of financing statements in the appropriate governmental offices, will create valid first perfected security interests in the personal property of Collegeville and Apple Fresh described therein as collateral for all the Obligations subject to no prior Encumbrances. Nutrition Management represents and warrants that the Escrow Security Agreement, upon the filing of financing statements in the appropriate governmental offices, will create valid first perfected security interests in the personal property of Nutrition Management described therein as collateral for all the Obligations subject to no prior Encumbrances. The Bank hereby agrees that the Escrow Security Agreement and the financing statements delivered to the Bank on the Closing Date pursuant to Section 4.1(c) of this Agreement shall be held in escrow by the Bank and shall not be filed or acted upon until an Event of Default exists under this Agreement, in which case the Bank may enforce such Escrow Security Agreement and perfect its interest therein to the fullest extent permissible under the law.

                                   ARTICLE IV

                 CONDITIONS PRECEDENT TO THE BANK'S OBLIGATIONS

             The Bank's obligations hereunder are conditioned upon the satisfaction by the Borrowers of the following conditions precedent:

             4.1 Documents to be Delivered by the Borrowers at Closing. The Borrowers shall deliver or cause to be delivered to the Bank at the Closing the following:

                      (a) This Agreement duly executed by each Borrower;

                      (b) The Revolving Credit Note duly executed by each Borrower;

                      (c) The First Term Note, the Second Term Note and the Third Term Note duly executed by each Borrower;


                      (d) The Escrow Security Agreement duly executed by the Borrowers, together with such Uniform Commercial Code financing statements and other documents as the Bank may reasonably require to be executed by the Borrowers;

                      (e) The Security Agreement duly executed by each of Collegeville and Apple Fresh, together with such Uniform Commercial Code financing statements and other documents as the Bank may reasonably require to be executed by the Borrowers;

                      (f) The Mortgage duly executed by Collegeville;

                      (g) A certificate of the Secretary or an Assistant Secretary of each Borrower dated the Closing Date including (i) copy of each Borrower's Articles and Certificate of Incorporation, together with a certificate (dated as of the Closing Date), of the secretary of each Borrower to the effect that such Articles and Certificate of Incorporation are true and correct copies thereof and have not been amended since the date thereof; (ii) copy of the by-laws of each Borrower and copies of resolutions duly adopted by each Borrower authorizing the transactions contemplated by this Agreement, duly certified by the secretary of each Borrower; (iii) certificate, dated as of the Closing Date, of each Borrower's corporate secretary or assistant secretary as to the incumbency and signatures of the officers executing the Loan Documents and each other document to be delivered pursuant hereto; and (iv) certificates of authority or good standing for the Borrower from it jurisdiction of incorporation and any other jurisdiction where the Borrower is qualified to do business;

                      (h) A copy of each and every authorization, permit, consent, and approval of and other action by, and notice to and filing with, every governmental authority and regulatory body which is required to be obtained or made by each Borrower for the due execution, delivery and performance of this Agreement and the other Loan Documents; and

                      (i) The opinion of Stradley, Ronon, Stevens & Young, LLP dated as of Closing Date, in form and substance reasonably satisfactory to the Bank and its counsel.

             4.2 Conditions Precedent to Making Loans. The Bank shall not be obligated to make any Loan hereunder unless:

                      (a) As of the date of the proposed advance, no Event of Default or Default has occurred;

                      (b) The representations and warranties contained in
Article IV are true and correct on the date of the proposed advance, except that the representations and warranties in Section 3.4 shall refer to the financial statements most recently supplied to the Bank pursuant to Section 5.2 of this Agreement;

                      (c) No material adverse change has occurred in the financial condition of any Borrower since the date hereof; and

                      (d) The Borrowers have delivered to the Bank, upon the Bank's request, a certificate executed by the chief executive officer of the Borrowers confirming the statements made in paragraphs (a), (b) and (c) above.

                                    ARTICLE V

                     AFFIRMATIVE COVENANTS OF THE BORROWERS

             Each Borrower hereby covenants and agrees that from the date hereof and until satisfaction in full of the Obligations, unless the Bank shall otherwise consent in writing, each Borrower shall do the following:

             5.1 Use of Proceeds. Use the proceeds of the borrowings hereunder only for the purposes specified in Sections 2.1 and 2.2 of this Agreement, unless otherwise agreed in writing by the Bank and the Borrowers.

             5.2      Financial Statements.  Furnish to the Bank:

                      (a) within ninety (90) days after the end of each fiscal year, the consolidated financial statements of the Borrowers, including a balance sheet, statement of income, and statement of cash flows. Such financial statements shall present fairly the financial condition of the Borrowers as of the close of such year and the results of their operations and their cash flows during such year on a consolidated basis, in accordance with GAAP, and shall be audited and accompanied by an unqualified opinion, satisfactory in form and substance to the Bank, of an independent public accountant acceptable to the Bank, together with the accountant prepared consolidating financial statements, and the 10K of the Borrowers for such fiscal year;

                      (b) within ninety (90) after each fiscal year end of the Borrowers, a financial forecast for the following fiscal year of the Borrowers on a monthly basis;

                      (c) promptly upon receipt thereof, a copy of each other report submitted to the Borrowers by their independent public accountants, in connection with any annual, interim or special audit report made by them of the financial condition of the Borrowers;

                      (d) within forty-five (45) days after the end of each fiscal quarter (i) a management prepared consolidated and consolidating balance sheet, statement of income and statement of cash flows for Nutrition Management, Apple Fresh and Collegeville, which shall present fairly the financial position of the Borrowers as of the end of such quarter and the results of their operations during such quarter on a consolidated and consolidating basis, in accordance with GAAP, (ii) the 10Q of the Borrowers for such quarter; and (iii) a compliance letter with respect to the absence of any Default or Event of Default and with respect to the financial covenants set forth in Schedule 5.16 of this Agreement, to be certified by the chief financial officer of the Borrowers;

                      (e) within fifteen (15) days after the end of each quarter, the accounts receivable aging reports of the Borrowers as of the last day of such quarter, certified by the chief financial officer of the Borrowers;

                      (f) with reasonable promptness, all such other data and information in respect of the condition, operations and affairs of the Borrowers as the Bank may reasonably request from time to time.

             5.3 Ordinary Course of Business; Records. Except as permitted by this Agreement, conduct its business only in the ordinary course and keep accurate and complete books and records of its assets, liabilities and operations consistent with sound business practices and in accordance with GAAP.

             5.4 Information for the Bank. Make available during normal business hours for inspection by the Bank or its designated representatives any of its books and records when reasonably requested by the Bank to do so, and furnish the Bank any information reasonably requested regarding its operations, business affairs and financial condition within a reasonable time after the Bank gives notice of its request therefor. In particular, and without limiting the foregoing, each Borrower shall permit, during normal business hours, representatives of the Bank's Audit Department to make such periodic inspections of the Borrower's books, records and assets as such representatives deem necessary and proper.

             5.5 Insurance. Carry insurance at all times in financially sound and reputable insurers, against such liabilities and hazards as are usually insured against by business entities of established reputation engaged in like businesses and similarly situated, including, without limitation, fire (flood, if applicable) and extended coverage, and such other insurance as the Bank may from time to time reasonably require, and pay all premiums on the policies for all such insurance when and as they become due and take all other actions necessary to maintain such policies in full force and effect at all times. The Borrowers shall from time to time, upon request by the Bank, promptly furnish or cause to be furnished to the Bank evidence, in form and substance satisfactory to the Bank, of the maintenance of all insurance required to be maintained hereby, including, without limitation, such originals or copies as the Bank may request of policies, certificates of insurance, riders and endorsements relating to such insurance and proof of premium payments. The Borrowers shall cause each hazard insurance policy to provide, and the insurer issuing each such policy to certify to the Bank, that (a) if such insurance be proposed to be canceled or materially changed for any reason whatsoever, such insurer will promptly notify the Bank and such cancellation or change shall not be effective for 30 days after receipt by the Bank of such notice, unless the effect of such change is to extend or increase coverage under the policy; (b) the Bank shall be named as lender loss payee with respect to personal property and mortgagee with respect to real property; and (c) the Bank will have the right, at its election, to remedy any default in the payment of premiums within 30 days of notice from the insurer of such default. The foregoing covenants regarding insurance are in addition to, and not intended to supersede, those covenants regarding insurance set forth in the Security Agreement. In the event and to the extent of any conflict between the provisions of this Agreement and the provisions of the Security Agreement regarding the insuring of Collateral, the provisions of the Security Agreement with respect thereto shall govern.

             5.6 Maintenance. Maintain its equipment, real property and other properties in good condition and repair (normal wear and tear excepted) and pay and discharge the cost of repairs thereto or maintenance thereof.

             5.7 Taxes. Pay all taxes, assessments, charges and levies imposed upon it or on any of its property, or which it is required to withhold and pay over, and provide evidence of payment thereto to the Bank if the Bank so requests, except where contested in good faith by lawful and appropriate proceedings and where adequate reserves therefor have been set aside on its books; provided, however, that the Borrowers shall pay all such taxes, assessments, charges and levies forthwith whenever foreclosure on any lien which attaches to any security for the obligations of any Borrower appears imminent.

             5.8 Leases. Pay all rent or other sums required by every lease to which the Borrower is a party as the same becomes due and payable, perform all its obligations as tenant or lessee thereunder except where contested in good faith by lawful and appropriate proceedings and where adequate reserves therefor have been set aside; and keep all such leases at all times in full force and effect during the terms thereof.

             5.9 Corporate Existence; Certain Rights; Laws. Do all things necessary to preserve and keep in full force and effect in each jurisdiction in which it conducts business the business existence, licenses, permits, rights, patents, trademarks, trade names and franchises of the Borrower and comply with all present and future laws, ordinances, rules, regulations, judgments, orders and decrees which affect in any material way the Borrower, its assets or the operation of its business.

             5.10 Notice of Litigation or Other Proceedings. Give prompt notice to the Bank of the existence of(i) any dispute, (ii) the institution of any litigation, administrative proceeding or governmental investigation involving the Borrower, or (iii) the entry of any judgment, decree or order against or involving the Borrower, any of the foregoing (i), (ii) or (iii) in an amount in excess of $250,000, or (iv) any event which might affect the enforceability of this Agreement or any of the other Loan Documents.

             5.11 Indebtedness. Pay or cause to be paid when due (or within applicable grace periods) all Indebtedness of the Borrower.

             5.12 Notice of Events of Default. Give prompt notice to the Bank if the Borrower becomes aware of the occurrence of any Event of Default or Default, or of the failure of the Borrower to observe or perform any of the conditions or covenants to be observed or performed by it under this Agreement or any of the other Loan Documents.

             5.13 ERISA. Maintain each Plan in compliance in all material respects with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code. As promptly as practicable (but in any event not later than ten days) after the Borrower receives from the PBGC a notice of intent to terminate any Plan or to appoint a trustee to administer any Plan, after the Borrower has notified the PBGC that any reportable event, as defined in Section 4043 of ERISA, with respect to any Plan has occurred, or after the Borrower has provided a notice of intent to terminate to each affected party, as defined for purposes of Section 4041(a)(2) of ERISA, with respect to any Plan, a certificate of the chief executive officer of the Borrower shall be furnished to the Bank setting forth the details with respect to the events resulting in such reportable event, as the case may be, and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of intent to terminate or to appoint a trustee from the PBGC, of the notice of such reportable event or of the Borrower's notice of intent to terminate, as the case may be.

             5.14 Deposit Accounts. Use the Bank as its primary depository institution to the extent reasonably feasible unless otherwise agreed in writing by the Bank; and notify the Bank, in writing and on a continuing basis, of all deposit accounts and certificates of deposit (including the numbers thereof) maintained with or purchased from other banks and other financial institutions. The Borrowers hereby agree to consider using the Bank's asset management affiliates as investment managers for all short term investments, provided such affiliates deliver proposals competitive with those of non-affiliated asset managers, provided any cash or investments at the Bank's asset management affiliates shall not be considered collateral for the Borrowers' Obligations to any extent greater than if there were being managed by entities not affiliated with the Bank.

             5.15 Management. Furnish to Bank within five (5) days of any election or appointment of officers or directors, written notice of any change in the persons who from time to time become officers and directors of the Borrower and retain executive management personnel at all times satisfactory to the Bank, it being understood that present management is satisfactory and that Joseph Roberts must be Chairman and Chief Executive Officer of Nutrition Management.

             5.16 Financial Covenants. Maintain the financial covenants set forth on Schedule 5.16 attached hereto and made a part hereof.

             5.17 Compliance with Environmental Laws. Comply fully with all Environmental Laws and not use any property which it owns or occupies to generate, treat, store, transport, transfer, dispose of, release or otherwise handle any Hazardous Material, except in compliance with all Environmental Laws.

             5.18 Asset Purchases. Except as permitted by Section 2.1(a) of this Agreement, deliver to the Bank concurrently with any request for a Revolving Credit Loan or Term Loan to finance the cost of an Asset Purchase:

                      (a) copies of all due diligence performed by the Borrowers with respect to such purchase, if requested by the Bank, provided however that the Borrowers shall in all cases provide the Bank with an environmental assessment with respect to any real property purchases;

                      (b) financial information on the impact of the acquisition on the financial condition of the Borrowers including, without limitation, a twelve month management prepared pro forma financial statement and statement of cash flows for the Borrowers reflecting the acquisition, and such other financial information as the Bank may reasonably request;

                      (c) all documents required, to the satisfaction of the Bank and its counsel, to grant the Bank a first priority security interest under the Uniform Commercial Code as security for such Loan in the fixed assets acquired (and in the fixed assets of any corporation the stock of which is acquired) including, without limitation, machinery and equipment (including, without limitation, fixtures, office equipment and furniture), accessions and proceeds of any of the foregoing;

                      (d) all documents required, to the satisfaction of the Bank and its counsel, to grant the Bank a first lien in any real property acquired, including, without limitation, title insurance; and

                      (e) evidence of insurance on all assets required in accordance with the provisions of Section 5.5 of this Agreement;

provided however, that the Bank may request the Borrowers to deliver to the Bank any of the above after the funding of any Non-Approval Loan and that if collateral is delivered by Nutrition Management to the Bank under subsection (c) or (d) above, such collateral shall be held in escrow in accordance with Section
3.15 of this Agreement.

             5.19 Further Actions. Cooperate and join with the Bank, at its own expense, in taking all such further actions as the Bank, in its sole judgment, shall deem necessary to effectuate the provisions of the Loan Documents and to perfect or continue the perfected status of all Encumbrances granted to the Bank pursuant to the Loan Documents, including, without limitation, the execution, delivery and filing of financing statements, amendments thereto and continuation statements.

             5.20 Release of Liens. Within thirty (30) days from the date hereof, deliver to the Bank uniform commercial code searches of record evidencing the termination of those uniform commercial code financing statements and judgments of record set forth on Schedule 5.20 of this Agreement.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

             Each Borrower hereby covenants and agrees that from the Closing Date until satisfaction in full of the Obligations, it will not do any one or more of the following without first obtaining the written consent of the Bank, which consent shall not be unreasonably withheld:

             6.1 Fundamental Corporate Changes.

                      (a) Enter into or effect any merger, consolidation, share exchange, division, conversion, reclassification, recapitalization, reorganization or other transaction of like effect, or dissolve, or permit any change in the ownership of the capital stock of Collegeville or Apple Fresh;

                      (b) Sell, transfer, lease or otherwise dispose of all or any part of its assets or any significant product line or process (except for inventory in the ordinary course of business) in excess of $250,000, in any one fiscal year in the aggregate for the Borrowers, except that no such disposition may be made with respect to the equipment of Apple Fresh permanently fixed on the property of Collegeville;

                      (c) Have any Subsidiary, except that Nutrition Management may have Collegeville and Apple Fresh, and any other Subsidiary provided such Subsidiary joins in this Agreement and agrees to be bound by the terms hereof.

             6.2 Indebtedness. Incur, create, assume or have any Indebtedness except:

                      (a) The Loans;

                      (b) Not more than $250,000 of Indebtedness in the aggregate for the Borrowers in any one fiscal year constituting either Capital Lease Obligations or Indebtedness under agreements for the installment purchase of equipment (excluding leases with customers), provided that such Indebtedness does not exceed 100% of the net purchase price of such equipment; and

                      (c) Indebtedness set forth on Schedule 6.2 of this Agreement.

             6.3 Encumbrances. Create or allow any Encumbrances to be on or otherwise affect any of its property or assets except:

                      (a) Encumbrances in favor of the Bank;

                      (b) Encumbrances for taxes, assessments and other governmental charges incurred in the ordinary course of business which are not yet due and payable;

                      (c) Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation or to participate in any fund in connection with workmen's compensation, unemployment insurance or other social security obligations;

                      (d) Good faith pledges or deposits made in the ordinary course of business to secure performance of tenders, contracts (other than for the repayment of Indebtedness) or leases or to secure statutory obligations or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

                      (e) Liens of mechanics, materialmen, warehousemen, carriers or other similar liens, securing obligations incurred in the ordinary course of business that are not yet due and payable;

                      (f) Encumbrances securing Indebtedness permitted under
Section 6.2(b), provided that (i) no other covenants of this Agreement are thereby violated and (ii) no equipment other than the equipment so acquired secures such Indebtedness;

                      (g) Encumbrances disclosed on Schedule 6.3 and Schedule
5.20 of this Agreement.

             In addition to the foregoing, no Borrower shall execute a negative pledge agreement or otherwise enter into an agreement with any Person which prohibits or otherwise restricts the Borrower's ability to create or allow any Encumbrance to be on or otherwise affect any of its properties, other than pursuant to this Agreement.

             6.4 Guaranties. Make any Guaranty, except in favor of the Bank.

             6.5 Sales and Lease-Backs. Sell, transfer or otherwise dispose of any property, real or personal, now owned or hereafter acquired, with the intention of directly or indirectly taking back a lease on such property.

             6.6 Loans, Investments. Purchase, invest in, or make any loan in the nature of an investment in the stocks, bonds, notes or other securities or evidence of Indebtedness of any Person, except as permitted in Section 3.14 of this Agreement, or make any loan or advance to or for the benefit of any Person except for short term investments that have been approved by the Board of Directors pursuant to such investment policy attached hereto as Schedule 6.6 to this Agreement, which policy shall not be modified in any way without the prior written consent of the Bank.

             6.7 Change in Business. Discontinue any substantial part, or change the nature of, its business or enter into any new business unrelated to the present businesses conducted by it.

             6.8 Sale or Discount of Receivables. Sell any notes receivable or accounts receivable, with or without recourse, except in the normal course of business.

             6.9 ERISA.

                      (a) Terminate any Plan maintained by the Borrower to which
Section 4021 of ERISA applies;

                      (b) Allow the value of the benefits guaranteed under Title IV of ERISA to exceed the value of assets allocable to such benefits;

                      (c) Incur a withdrawal liability within the meaning of
Section 4201 of ERISA.

             6.10 Restricted Payments. Declare or pay any dividend, or make any distributions of cash or property, to holders of any shares of its capital stock, or, directly or indirectly, redeem or otherwise acquire any such shares, except for repurchases as treasury stock or redemptions of stock held by employees, or any option, warrant or right to acquire any such shares; provided that Nutrition Management may declare and may pay dividends and Collegeville and Apple Fresh may pay dividends to Nutrition Management during any fiscal year, provided no Event of Default or Default has occurred and is continuing at the time of such declaration or payment and provided further that the payment of such dividend will not cause the occurrence of an Event of Default or Default.

             6.11 Compliance with Federal Reserve Board Regulations. (i) Use any of the proceeds of the Loans, directly or indirectly, for the purposes of purchasing or carrying any "margin security" within the meaning of Regulations G or U of the Board of Governors of the Federal Reserve System (12 C.F.R. 207,
221), (ii) use any of the proceeds of the Loans, directly or indirectly, for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Borrowers in a violation of Regulation X of such Board (12 C.F.R. 224), or (iii) take or permit to be taken any other action which would result in the Loans or the consummation of any of the other transactions contemplated hereby being violative of such regulations or any other regulation of such Board.

                                   ARTICLE VII

                                EVENTS OF DEFAULT

             An event of default ("Event of Default") under this Agreement shall be deemed to exist if any one or more of the following events occurs and is continuing, whatever the reason therefor:

             7.1 Borrowers' Failure to Pay. The Borrowers fail to pay any amount of principal, interest, fees or other sums as and when due under this Agreement or any of the Loan Documents, whether upon stated maturity, acceleration, or otherwise and have not remedied and fully cured such failure to pay within ten
(10) Business Days after the date such payment is so due.

             7.2 Breach of Covenants or Conditions. The Borrowers fail to perform or observe any other term, covenant, agreement or condition contained in this Agreement or any of the other Loan Documents or is in violation of or non-compliance with any provision of this Agreement or any of the Loan Documents, and have not remedied and fully cured such non-performance, non-observance, violation of or non-compliance within thirty (30) days after the Bank has given written notice thereof to the Borrowers; provided, however, that if such default is not fully cured after fifteen (15) Business Days from the Bank's written notice, at the option of the Bank, the Bank's obligations to make further Loans to the Borrowers shall be suspended.

             7.3 Defaults in Other Agreements. Any Borrower fails to perform or observe any term, covenant, agreement or condition contained in, or there shall occur any default under or as defined in any agreement of such Borrower (i) with the Bank which shall not be remedied within the period of time (if any) within which the applicable agreement permits such default to be remedied unless such default is waived by the Bank or exercised as a matter of law, or (ii) in any other agreement applicable to any Borrower or by which it is bound, involving a liability of such Borrower to a Person other than the Bank in the amount of $500,000 or more which shall not be remedied within the period of time (if any) within which such other agreement permits such default to be remedied, unless such default is waived by the other party thereto or excused as a matter of law, and the potential payment of which under this subparagraph (ii) would cause a breach of a financial covenant contained in Section 5.16 of this Agreement and such breach is not cured within thirty (30) days.

             7.4 Agreements Invalid. The validity, binding nature of, or enforceability of any material term or provision of any of the Loan Documents is disputed by, on behalf of, or in the right or name of any Borrower or any material term or provision of any such Loan Document is found or declared to be invalid, avoidable, or non-enforceable by any court of competent jurisdiction.

             7.5 False Warranties; Breach of Representations. Any warranty or representation made by any Borrower in this Agreement or any other Loan Document or in any certificate or other writing delivered under or pursuant to this Agreement or any other Loan Document, or in connection with any provision of this Agreement or related to the transactions contemplated hereby shall prove to have been false or incorrect or breached in any material respect on the date as of which made.

             7.6 Judgments. A final judgment or judgments is entered, or an order or orders of any judicial authority or governmental entity is issued against any Borrower (such judgment(s) and order(s) hereinafter collectively referred to as "Judgment") (i) for payment of money, which Judgment, in the aggregate, exceeds Five Hundred Thousand Dollars ($500,000) at any one time and the potential payment of which would cause a breach of a financial covenant contained in Section 5.16 of this Agreement and such breach is not cured within thirty (30) days; or (ii) for injunctive or declaratory relief which would have a material adverse effect on the ability of any Borrower to conduct its business, and such Judgment is not discharged or execution thereon or enforcement thereof stayed pending appeal, within thirty days after entry or issuance thereof, or, in the event of such a stay, such Judgment is not discharged within thirty days after such stay expires.

             7.7 Bankruptcy or Insolvency of the Borrowers.

                      (a) Any Borrower becomes insolvent, or generally fails to pay, or is generally unable to pay, or admits in writing its inability to pay, its debts as they become due or applies for, consents to, or acquiesces in, any appointment of a trustee, receiver or other custodian for such Borrower, or a substantial part of its property, or makes a general assignment for the benefit of creditors.

                      (b) Any Borrower commences any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any state or federal bankruptcy or insolvency law, or any dissolution or liquidation proceeding.

                      (c) Any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any state or federal bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is involuntarily commenced against or in respect of any Borrower or an order for relief is entered in any such proceeding, and such proceeding is not dismissed within forty-five (45) days after the commencement thereof.

                      (d) A trustee, receiver, or other custodian is appointed for any Borrower or a substantial part of such Borrower's property.

             7.8 Change in Control. The occurrence of an event such that, or entering into an agreement whereby, Joseph Roberts shall fail to own and control the voting of more than 50% of the shares of capital stock of Nutrition Management which are entitled to vote for the election of directors.


                                  ARTICLE VIII

                                    REMEDIES

             8.1 Further Advances; Acceleration; Setoff.

                      (a) Upon the occurrence of any one or more Events of Default, the Bank may, in its sole discretion, refuse to make any further advances or Loans to the Borrowers;

                      (b) Automatically upon the occurrence of any Event of Default described in Section 7.7 of this Agreement, and in the sole discretion of the Bank upon the occurrence of any other Event of Default, the unpaid principal balance of all Loans, all interest and fees accrued and unpaid thereon, and all other amounts and Obligations payable by the Borrowers under this Agreement and the other Loan Documents shall immediately become due and payable in full, all without protest, presentment, demand, or further notice of any kind to the Borrowers, all of which are expressly waived by the Borrowers.

             8.2 Further Remedies; Confession of Judgment.

                      (a) Upon the occurrence of any one or more Events of Default, the Bank may proceed to protect and enforce its rights under this Agreement and the other Loan Documents by exercising such remedies as are available to the Bank in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any provision contained in this Agreement or any of the other Loan Documents or in aid of the exercise of any power granted in this Agreement or any of the other Loan Documents, including without limitation, enforcement of the Escrow Security Agreement and all rights granted in connection therewith in accordance with
Section 3.15 of this Agreement.

                      (b) EACH BORROWER HEREBY IRREVOCABLY AUTHORIZES AND EMPOWERS THE BANK, BY ITS ATTORNEY, OR BY THE PROTHONOTARY OR CLERK OF ANY COURT OF RECORD IN THE COMMONWEALTH OF PENNSYLVANIA OR IN ANY JURISDICTION WHERE PERMITTED BY LAW, UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, OR AT ANY TIME THEREAFTER, TO APPEAR FOR IT AND CONFESS AND ENTER JUDGMENT AGAINST IT IN FAVOR

OF THE BANK IN ANY JURISDICTION IN WHICH THE BORROWER OR ANY OF ITS PROPERTY IS LOCATED FOR THE AMOUNT OF ALL OBLIGATIONS, TOGETHER WITH COSTS OF SUIT AND WITH ACTUAL COLLECTION COSTS (INCLUDING REASONABLE ATTORNEYS' FEES NOT TO EXCEED $25,000), WITH OR WITHOUT DECLARATION, WITHOUT STAY OF EXECUTION AND WITH RELEASE OF ALL ERRORS AND THE RIGHT TO ISSUE EXECUTION FORTHWITH, AND FOR DOING SO THIS AGREEMENT OR A COPY VERIFIED BY AFFIDAVIT SHALL BE A SUFFICIENT WARRANT. EACH BORROWER HEREBY WAIVES AND RELEASES ALL RELIEF FROM ANY AND ALL APPRAISEMENT, STAY OR EXEMPTION LAW OF ANY STATE NOW IN FORCE OR HEREAFTER ENACTED. THIS AUTHORITY AND POWER SHALL NOT BE EXHAUSTED BY THE EXERCISE THEREOF, AND SHALL CONTINUE UNTIL THE OBLIGATIONS ARE FULLY PAID, PERFORMED, DISCHARGED AND SATISFIED.


                      BEING FULLY AWARE OF ITS RIGHTS TO PRIOR NOTICE AND HEARING ON THE VALIDITY OF ANY CLAIMS THAT MAY BE ASSERTED AGAINST IT BY THE BANK UNDER THIS AGREEMENT BEFORE JUDGMENT CAN BE ENTERED AND BEFORE ASSETS OF THE BORROWER CAN BE GARNISHED AND ATTACHED, EACH BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THESE RIGHTS AND EXPRESSLY AGREES AND CONSENTS TO THE BANK, UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, OR AT ANY TIME THEREAFTER, ENTERING JUDGMENT AGAINST THE BORROWER BY CONFESSION AND ATTACHING AND GARNISHING THE BANK ACCOUNTS AND OTHER ASSETS OF THE BORROWER, WITHOUT PRIOR NOTICE OR OPPORTUNITY FOR A HEARING. EACH BORROWER ACKNOWLEDGES THAT IT HAS HAD THE ASSISTANCE OF LEGAL COUNSEL IN THE REVIEW AND EXECUTION OF THIS AGREEMENT AND FURTHER ACKNOWLEDGES THAT THE MEANING AND EFFECT OF THE FOREGOING PROVISIONS CONCERNING CONFESSION OF JUDGMENT HAVE BEEN FULLY EXPLAINED TO THE BORROWER BY SUCH COUNSEL.


                                   ARTICLE IX

                                  MISCELLANEOUS

           9.1 Remedies Cumulative; No Waiver. The rights, powers and remedies of the Bank provided in this Agreement and the other Loan Documents are cumulative and not exclusive of any right, power or remedy provided by law or equity, and no failure or delay on the part of the Bank in the exercise of any right, power, or remedy shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.

           9.2 Notices. Every notice and communication under this Agreement or any of the other Loan Documents shall be in writing and shall be given by either
(i) hand-delivery, (ii) first class mail (postage prepaid), (iii) reliable overnight commercial courier (charges prepaid), or (iv) telecopy or other means of electronic transmission, if confirmed promptly by any of the methods specified in clauses (i), (ii) and (iii) of this sentence, to the following addresses:

                      If to any Borrower:

                      Nutrition Management Services Company
                      P.O. Box 725
                      Kimberton Road
                      Kimberton, PA 19442
                      Attn:  Joseph Roberts, Chief Financial Officer
                             Frank Ford
                             Kathleen Hill
                      Fax:   (610) 935-8287

                      With a copy to:

                      Stradley, Ronon, Stevens & Young, LLP
                      30 Valley Stream Parkway
                      Great Valley Corporate Center
                      Malvern, PA 19355
                      Attn:  Ann Cuddy Roda, Esquire
                      Fax:   (610) 640-1965

                      If to the Bank:

                      CoreStates Bank, N.A
                      Great Valley Corporate Center
                      55 Valley Stream Parkway
                      Suite 200
                      Malvern, PA 19355
                      Attn:  Michael R. Bailey, Vice President
                      Fax:   (610) 251-5929

                      With a copy to:

                      Duane, Morris & Heckscher
                      One Liberty Place
                      Philadelphia, PA  19103
                      Attn:  Dianne A. Meyer, Esquire
                      Fax:   (215) 979-1020

           Notice given by telecopy or other means of electronic transmission shall be deemed to have been given and received when sent. Notice by overnight courier shall be deemed to have been given and received on the date scheduled for delivery. Notice by mail shall be deemed to have been given and received three (3) calendar days after the date first deposited in the United States Mail. Notice by hand delivery shall be deemed to have been given and received upon delivery. A party may change its address by giving written notice to the other party as specified herein.

           9.3 Costs, Expenses and Attorneys' Fees. Whether or not the transactions contemplated by this Agreement and the other Loan Documents are fully consummated, each Borrower shall promptly pay (or reimburse, as the Bank may elect) all out-of-pocket costs and expenses which the Bank has incurred or may hereafter reasonably incur in connection with the negotiation, preparation, reproduction, interpretation and enforcement of this Agreement and the other Loan Documents, the collection of all amounts due hereunder and thereunder, and any amendment, modification, consent or waiver which may be hereafter requested by the Borrower or otherwise required. Such costs and expenses shall include, without limitation, the fees and disbursements of counsel to the Bank, the costs of searches of public records, costs of filing and recording documents with public offices, and similar costs and expenses incurred by the Bank. Upon the occurrence of an Event of Default, such costs shall also include the reasonable fees of any accountants, consultants or other professionals retained by the Bank. Each Borrower's reimbursement obligations under this Section shall survive any termination of this Agreement.

           9.4 Survival of Covenants. This Agreement and all covenants, agreements, representations and warranties made herein and in any certificates delivered pursuant hereto shall survive the making of the Loans and the execution and delivery of the Notes and, subject to the provisions of 9.15 hereof, shall continue in full force and effect until all of the Obligations have been fully paid, performed, satisfied and discharged.

           9.5 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts. Each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. This Agreement shall be deemed to have been executed and delivered when the Bank has received counterparts hereof executed by all parties listed on the signature page(s) hereto.

           9.6 Headings. The headings of sections have been included herein for convenience only and shall not be considered in interpreting this Agreement.

           9.7 Payment Due On A Day Other Than A Business Day. If any payment due or action to be taken under this Agreement or any Loan Document falls due or is required to be taken on a day which is not a Business Day, such payment or action shall be made or taken on the next succeeding Business Day and such extended time shall be included in the computation of interest.

           9.8 Judicial Proceedings. Each party to this Agreement agrees that any suit, action or proceeding, whether claim or counterclaim, brought or instituted by any party hereto or any successor or assign of any party, on or with respect to this

Agreement or the dealings of the parties with respect hereto, shall be tried only by a court and not by a jury. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. Further, each party waives any right it may have to claim or recover, in any such suit, action or proceeding, any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. EACH BORROWER ACKNOWLEDGES AND AGREES THAT THIS SECTION IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND THAT THE BANK WOULD NOT EXTEND CREDIT TO THE BORROWERS IF THE WAIVERS SET FORTH IN THIS SECTION WERE NOT A PART OF THIS AGREEMENT.

           9.9 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the Commonwealth of Pennsylvania.

           9.10 Integration. This Agreement and the other Loan Documents constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof.

           9.11 Amendment and Waiver. No amendment of this Agreement, and no waiver of any one or more of the provisions hereof shall be effective unless set forth in writing and signed by the parties hereto.

           9.12 Successors and Assigns.

                      (a) Generally. This Agreement (i) shall be binding upon each Borrower and the Bank and their respective successors and assigns, and (ii) shall inure to the benefit of each Borrower and the Bank and its respective successors and assigns, provided, however, that no Borrower may assign its rights hereunder or any interest herein without the prior written consent of the Bank, and any such assignment or attempted assignment by such Borrower shall be void and of no effect with respect to the Bank. The Bank shall give the Borrowers prior written notice of any assignment by the Bank and such assignment shall not result in any charges or expenses to the Borrowers not already contained in the Loan Documents..

                      (b) Participations. The Bank may from time to time sell or otherwise grant participations in the Loans and the Notes, and the holder of any such participation, if the participation agreement so provides, (i) shall, with respect to its participation, be entitled to all of the rights of the Bank and
(ii) may exercise any and all rights of setoff or banker's lien with respect thereto, in each case as fully as though the Borrowers were directly indebted to the holder of such participation in the amount of such participation. The Bank may disclose to prospective participants such information regarding the affairs of the borrowers as the Bank possesses. The Bank shall give notice to the Borrowers of the grant of such participations; however, the failure to give such notice shall not affect any of the Bank's rights hereunder. In connection with any participation, the Bank agrees that it shall continue to deal with the Borrower as if no participation has occurred and such participation shall not result in any charges or expenses to the Borrowers not already contained in the Loan Documents.

           9.13 Severability of Provisions. Any provision in this Agreement that is held to be inoperative, unenforceable, voidable, or invalid in any jurisdiction shall, as to that jurisdiction, be ineffective, unenforceable, void or invalid without affecting the remaining provisions in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

           9.14 Consent to Jurisdiction and Service of Process. Each Borrower irrevocably appoints each of its executive officers as its attorneys upon whom may be served any notice, process or pleading in any action or proceeding against it arising out of or in connection with any of the Loan Documents; and each Borrower hereby (i) consents that any action or proceeding against it be commenced and maintained in any court within the County of Montgomery, County of Philadelphia, County of Chester or in the United States District Court for the Eastern District of Pennsylvania by service of process on any such officer; (ii) agrees that the courts of the County of Montgomery, County of Philadelphia, County of Chester and the United States District Court for the Eastern District of Pennsylvania shall have jurisdiction with respect to the subject matter hereof and the person of the Borrower and the Collateral; and (iii) waives any objection that such Borrower may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Notwithstanding the foregoing, the Bank, in its absolute discretion may also initiate proceedings in the courts of any other jurisdiction in which any Borrower may be found or in which any of its properties or Collateral may be located.

           9.15 Indemnification

                      (a) If, after receipt of any payment of all or any part of the Obligations, the Bank is compelled to surrender such payment to any Person or entity for any reason (including, without limitation, a determination that such payment is void or voidable as a preference or fraudulent conveyance, an impermissible setoff, or a diversion of trust funds), then this Agreement and the other Loan Documents shall continue in full force and effect, and the Borrowers shall be liable for, and shall indemnify, defend and hold harmless the Bank with respect to the full amount so surrendered.

                      (b) Each Borrower shall indemnify, defend and hold harmless the Bank with respect to any and all claims, expenses, demands, losses, costs, fines or liabilities of any kind, including reasonable attorneys' fees and costs, arising from or in any way related to (i) acts or conduct of the Borrower or any under, pursuant to or related to this Agreement and the other Loan Documents, (ii) Borrower's breach or violation of any representation, warranty, covenant or undertaking contained in this Agreement or the other Loan Documents, and (iii) Borrower's failure to comply with any or all laws, statutes, ordinances, governmental rules, regulations or standards, whether federal, state, or local, or court or administrative orders or decrees, including without limitation those resulting from any Hazardous Materials or dangerous environmental condition within, on, from, related to or affecting any real property owned or occupied by the Borrower, unless resulting from the acts or conduct of the Bank constituting gross negligence or willful misconduct.

                      (c) The provisions of this section shall survive the termination of this Agreement and the other Loan Documents and shall be and remain effective notwithstanding the payment of the Obligations, the cancellation of any of the Notes, the release of any Encumbrance securing the Obligations or any other action which the Bank may have taken in reliance upon its receipt of such payment. Any cancellation of any of the Notes, release of any Encumbrance or other such action shall be deemed to have been conditioned upon any payment of the Obligations having become final and irrevocable.

           IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized officer on the date first above written.

Attest:                                 NUTRITION MANAGEMENT SERVICES
                                        COMPANY


________________________                By:____________________________
Title:__________________                Title:_________________________



                                        THE COLLEGEVILLE INN CONFERENCE
Attest:                                 & TRAINING CENTER, INC.


________________________                By:____________________________
Title:__________________                Title:_________________________



Attest:                                 APPLE FRESH FOODS LIMITED


________________________                By:____________________________
Title:__________________                Title:_________________________



                                        CORESTATES BANK, N.A.


                                        By:____________________________
                                        Title:_________________________


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

                                  SCHEDULE 5.16

                               FINANCIAL COVENANTS

                This Schedule is a part of the Loan Agreement dated December 26, 1996 between CoreStates Bank, N.A. and the Borrowers.

                A. Consolidated Quick Ratio -- Borrowers shall have a Consolidated Quick Ratio at all times of not less than 1.00:1.00, measured at the end of each fiscal quarter.

                B. Consolidated Debt Service Coverage Ratio-- The Borrowers shall have a Consolidated Debt Service Coverage Ratio at all times measured at the end of each fiscal quarter on a rolling four quarters basis of not less than:

                         a. 1.00:1.00 for the Fiscal Year 1997;

                         b. 1.125:1.00 for the Fiscal Year 1998; and

                         c. 1.15:1.00 for the Fiscal Year 1999, and thereafter.

If the Consolidated Debt Service Coverage Ratio is less than 1.00:1.00 during Fiscal Year 1997, the Borrowers must have cash and marketable securities as of the date of such Consolidated Debt Service Coverage Ratio in an amount equal to the amount by which the denominator exceeds the numerator in the calculation thereof.

                C. Consolidated Tangible Net Worth--The Borrowers shall have a Consolidated Tangible Net Worth measured at the end of each fiscal quarter of not less than:

                         a. $5,250,000 for the Fiscal Year 1997;

                         b. $5,600,000 for the Fiscal Year 1998; and

                         c. $6,000,000 for the Fiscal Year 1999, and thereafter.

                D. Ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth. The Borrowers shall have a ratio of Consolidated Total Liabilities to Consolidated Tangible Net Worth measured at the end of each fiscal quarter of not more than:

                         a. 3.00:1.00 for the Fiscal Year 1997;

                         b. 2.75:1.00 for the Fiscal Year 1998; and

                         c. 2.50:1.00 for the Fiscal Year 1999, and thereafter.


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

                E. Debt Service Coverage Ratio. Collegeville and Apple Fresh shall have a Debt Service Coverage Ratio at the end of each fiscal quarter on a rolling four quarters basis of not less than:

                         (i) 1.125:1.00 for Fiscal Year 1998;

                         (ii) 1.15:1.00 for Fiscal Year 1999, and thereafter.

                For purposes hereof, Debt Service Coverage Ratio shall mean the following ratio with respect to Collegeville and Apple Fresh on a combined basis:

                         EBIT(1-tax rate) + depreciation + amortization
                         ----------------------------------------------------
                         interest expense(1-tax rate) + Current Maturities of Long Term Debt

                For purposes of this Schedule, all capitalized terms used herein and not otherwise defined shall have the meanings given to them, respectively, in the Loan Agreement, and the following terms shall have the following meanings:

                "Consolidated Current Liabilities" shall mean, at any time, all liabilities which, in accordance with GAAP, should be classified as current liabilities of the Borrowers on a consolidated basis.

                "Consolidated Debt Service Coverage Ratio" shall mean the following ratio with respect to the Borrowers on a consolidated basis:

                         EBIT, plus interest income (1-tax rate) + depreciation + amortization
                         ------------------------------------------------------
                         interest expense(1-tax rate) + Current Maturities of Long Term Debt

                "Consolidated Net Income" shall mean, for any period, the net income (after the deduction of federal and state income taxes) of the Borrowers on a consolidated basis, determined in accordance with GAAP.

                "Consolidated Quick Ratio" shall mean, at any time, the ratio of cash, cash equivalents, and accounts receivable of the Borrowers on a consolidated basis to Consolidated Current Liabilities.

                "Consolidated Tangible Net Worth" shall mean, at any time, aggregate Stockholders' Equity plus aggregate Subordinated Indebtedness, less all intangible assets of the Borrowers (other than investments in contracts and other intangible assets resulting from an Asset Purchase) including, without limitation, organization costs, securities issuance costs, unamortized debt discount and expense, goodwill, excess of purchase costs over net assets acquired, patents, trademarks, trade names, copyrights, trade secrets, knowhow, licenses, franchises, research and development expenses, amounts owing from officers and/or Affiliates and any amount reflected as treasury stock.

                "Current Maturities of Long Term Debt" shall mean at the time of measurement, all Indebtedness coming due during the next twelve months.


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

                "Consolidated Total Liabilities" shall mean, at any time, all liabilities which, in accordance with GAAP, should be classified as liabilities of the Borrowers on a consolidated basis.

                "Fiscal Year" shall mean with respect to any period of measure the period beginning July 1 of any year and ending June 30 of the following year.

                "Subordinated Indebtedness" shall mean, at any time, all Indebtedness of the Borrowers subordinated to the Obligations on terms satisfactory to the Bank.

                "Stockholders' Equity" shall mean, at any time, stockholders' equity of the Borrowers on a consolidated basis as determined in accordance with GAAP.


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                                  Schedule 5.20

       Uniform Commercial Code Financing Statement and Judgments of Record


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                                  Schedule 6.2

                                  Indebtedness

                                      None


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                                  Schedule 6.3

                                  Encumbrances

                                      None


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                                  Schedule 6.6

                                Investment Policy


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                      Nutrition Management Services Company

                        Policy on Short Term Investments

         The excess cash which is not needed for the day to day operations of the Company shall be invested in short term, investment-grade securities. Short term shall mean instruments which have a maturity of less than 360 days. Investment Grade Securities shall mean investment instruments that have been rated either Baa or BBB or higher by Moody's, Standard and Poor's, Duff and Phelps or Fitch Investors Service. In the case of Commercial Paper, investment grade securities must have an A-1 or P-1 rating.

         Securities issued by the United States or federally sponsored credit agencies that have the full faith and credit of the U.S. Government shall be considered investment grade.

         Certificates of Deposits of Banks shall be limited to banks that are rated A or better.

         Bankers Acceptances shall be confirmed by an A or better rated bank.

         The Company may invest in Repurchase Agreements provided that the underlying collateral is rated A or better.

         The Company may not invest in any mutual fund unless the individual fund are approved by the Board of Directors.